Exibit 10.1

                              SUBLICENSE AGREEMENT

      This SUBLICENSE AGREEMENT (this "Agreement"), dated as of May 13, 2004 (the "Effective Date"), is by and between EarthShell Corporation, a Delaware corporation ("EarthShell"), and Meridian Business Solutions, a _______________________ ("Sublicensee"). Each of EarthShell and Sublicensee may be referred to herein individually as a "Party" or collectively as the "Parties".

                                    RECITALS

      WHEREAS, pursuant to that certain Amended and Restated License Agreement, dated February 28, 1995, as amended (the "EKI License Agreement"), between E. Khashoggi Industries LLC, a Delaware limited liability company ("EKI"), and EarthShell, EarthShell has the exclusive right to utilize, and to sublicense to others the right to utilize, specified technology to manufacture and sell certain food service disposables; and

      WHEREAS, EarthShell is willing to grant, and Sublicensee desires to accept, a sublicense of such technology for use in certain food service disposables to be sold in the territory specified below upon the terms and conditions set forth herein.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements set forth herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Definitions.

      Capitalized terms used herein shall have the meanings set forth below:

      (a) The term "Agreement" shall have the meaning set forth in the preamble.

      (b) The term "Bankruptcy" shall mean, with respect to any Person, (i) such Person (a) admits in writing its inability to pay its debts as they come due,
(b) makes an assignment for the benefit of, or any composition or arrangement with, its creditors, or (c) a trustee, receiver, liquidator or other custodian is appointed for itself, its business or all or a substantial part of its property, (ii) any case or proceeding under any bankruptcy, insolvency or similar law of any applicable jurisdiction, or any dissolution, winding up or liquidation case or proceeding shall be commenced in respect of such Person, or
(iii) such Person takes any action to authorize, or in furtherance of, any of the events described in clauses (i) or (ii) above.

      (c) The term "Confidential Information" shall have the meaning set forth in Section 16.

      (d) The term "Customers" shall mean those prospective customers of Products within the Market Segments that are located in the Territory.


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      (e) The  term  "EarthShell"  shall  have  the  meaning  set  forth  in the preamble.

      (f) The term "EarthShell Improvements" shall have the meaning set forth in Section 6(a).


      (g) The term "EarthShell Infringement Action" shall have the meaning set forth in Section 8(c).

      (h) The term "EKI License Agreement" shall have the meaning set forth in the recitals.

      (i) The term "Equipment" means items of equipment capable of producing finished commercial Products from the mixing of Raw Materials through the packaging of finished Products in accordance with the applicable specifications.

      (j) The term "Food Service Disposables" shall have the same meaning as is assigned to that term in the Amended and Restated License Agreement, dated February 28, 1995, between E. Khashoggi Industries, LLC and EarthShell, as amended, as set forth in Exhibit B hereto.

      (k) The term "Gross Profits" shall mean Net Sales less direct costs incurred by Sublicensee in manufacturing Products, including cost of raw materials, labor and manufacturing costs, but excluding any indirect costs, royalty payments to third parties, depreciation, or selling, general and administrative expenses, all as determined in accordance with generally accepted accounting principles, consistently applied.

      (l) The term "Gross Sales" shall mean the gross invoice price of Products sold by Sublicensee to Customers during the relevant fiscal period.

      (m) The term "Improvement" shall mean any improvement, enhancement, refinement, modification or other new invention or discovery, whether patentable or unpatentable, deriving from or otherwise relating to, in whole or in part, any of the claims of any of the Patents described in Exhibit A hereto, any of the Trade Secrets or the Products.

      (n) The term "Licensed Patents" shall mean the Patents that are licensed to EarthShell by EKI pursuant to the EKI License Agreement, including, without limitation, the Patents that are described on Exhibit A hereto and all Patents covering Improvements that hereafter are acquired by or licensed to EarthShell (in the case of any such Patents that are hereafter licensed to EarthShell, subject to EarthShell having the right to grant sublicenses thereunder and Sublicensee agreeing to pay any royalty that is payable in connection with exercising rights under any such sublicense).

      (o) The term "Market Segments" shall mean the broad market segments in all or any part of the Territory for the manufacture, distribution and/or sale of any or all of the Products which are depicted on Exhibit C.

      (p) The term "Modules" shall mean a manufacturing unit capable of forming, trimming and laminating substrates for Products (such as, for example, a DTE "Cobra" Module or comparable unit).


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      (q) The term "Net Sales"  shall mean,  with respect to the  Products,  the
Gross Sales for the relevant fiscal period, reduced by (i) cash, trade or quantity discounts actually given by Sublicensee; and (ii) credits actually allowed by Sublicensee.

      (r) The term "Patents" shall mean unexpired patents, utility models, industrial designs, certificates of invention or similar grants of intellectual property rights that are filed, registered, issued or granted in the Territory, including without limitation, any divisionals, reissues, continuations, continuations-in-part, renewals, reexaminations, and extensions of any of the foregoing, and any applications therefor (and patents which may issue on such applications).

      (s) The term "Person" shall mean an individual, partnership, corporation, limited liability company, trust, governmental or political subdivision and any other entity that has legal capacity to own property in its own name and to sue or be sued.

      (t) The term "Plant Facility" shall have the meaning set forth in Section 3(a).

      (u) The term "Products" shall mean the Food Service Disposables specified in Exhibit D. Upon mutual agreement the Parties may add to or otherwise change the types of Products covered by this Agreement by amending the ExhibitoD in accordance with Section 20 hereof.

      (v) The  term  "Raw  Materials"  shall  have  the  meaning  set  forth  in
Section 10(h).

      (w) The  term  "Representative"  shall  have  the  meaning  set  forth  in
Section 5(a).

      (x) The term "Royalty" shall have the meaning set forth in Section 4.

      (y) The  term  "Royalty  Report"  shall  have  the  meaning  set  forth in
Section 4(a).

      (z) The term  "Sublicense"  shall  have the  meaning  set forth in Section
2(a).

      (aa) The term "Sublicensee Improvements" shall have the meaning set forth in Section 6(b).

      (bb) The term "Technology" shall mean the Licensed Patents and the Trade Secrets.

      (cc) The term "Territory" shall mean the territory designated in Exhibit E hereto.

      (dd) The term "Trade Secrets" shall mean (i) know-how, formulas, methods, processes, systems and other proprietary information owned by EarthShell or licensed to EarthShell pursuant to the EKI License Agreement that are or may be useful or necessary in the production, distribution, use, marketing or sale of any of the Products, and (ii) subject to Section 6, any non-patented Improvement or other proprietary information now or hereafter owned by or licensed to
EarthShell that is or may be useful or necessary in the production, distribution, use, marketing or sale of any of the Products.


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      (ee)  The  term   "Trademarks"   shall  have  the  meaning  set  forth  in
Section 2(d).

      2. The Sublicense.

      (a)  Subject to the terms and  conditions  of this  Agreement,  EarthShell
hereby  grants  to  Sublicensee  the  following  royalty-bearing   non-exclusive
sublicenses to the Technology (the "Sublicense"):

            i. to use, make or have made, at the Plant Facility, the Products and to import the Products into the Territory; and

            ii. to sell, offer to sell, and otherwise dispose of Products to Customers within the Market Segments solely within the Territory.

      (b) Sublicensee shall have the right to extend all or any part of the rights granted under the Sublicense to a qualified entity in which it has an equity interest of more than a 50% interest. If Sublicensee desires to extend all or any part of the rights granted under the Sublicense to an entity in which Sublicense holds an equity interest of not more than 50%, or if Sublicensee desires to grant a sublicense of a scope that is inconsistent with the scope of the Sublicense, Sublicensee must obtain the prior written approval from EarthShell. Any purported sublicense by Sublicensee or attempt to extend all or any part of the rights granted under the Sublicense other than as expressly permitted by the foregoing provisions of this Section 2(b) shall require the prior written consent of EarthShell and any purported grant of any such other sublicense or extension of such rights without such consent shall be null and void and shall constitute a material breach for purposes of Section 13(b) hereof.

      (c) Sublicensee shall not, directly or indirectly, market, distribute, sell or attempt to dispose of any Product to any Person outside the Territory, or to any Person within the Territory, if Sublicensee knows or has reason to believe that such Person intends to use the Product in question outside the Territory. A breach of the foregoing shall constitute a material breach for purposes of Section 13(b) hereof.

      (d) Subject to Section 10(e) hereof, Sublicensee is authorized and required to use, in connection with the marketing, distribution and sale of Products in the Territory, the trademarks and service marks (collectively, the "Trademarks") owned by or licensed to EarthShell that are designated to Sublicensee by EarthShell prior to commercial production of the Products by Sublicensee or from time to time thereafter. In addition, Sublicensee is authorized to adopt and maintain as its legal name during the term of this Agreement the name "EarthShell Manufacturing Company"; provided that Sublicensee agrees to change its legal name to a new name that does not include the word "EarthShell" as soon as reasonably practicable following any termination or expiration of this Agreement.

      (e) Sublicensee shall achieve the respective minimum annual Net Sales amounts set forth in Exhibit F hereto. If Sublicensee fails to achieve any such minimum annual Net Sales requirements in respect of any annual period during the term of this Agreement, EarthShell may elect to convert the license granted hereunder to Sublicensee to a fully non-exclusive license without the benefit of the covenant by EarthShell in Section 2(g) hereof. If, following any such election by EarthShell to convert Sublicensee's license to a non-exclusive license without the benefit of the covenant by EarthShell in Section 2(g) hereof, Sublicensee fails to achieve in respect of any calendar year the minimum annual Net Sales of at least $30,000,000, EarthShell shall have the right to terminate this Agreement upon written notice to Sublicensee.


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      (f) Notwithstanding the anything herein to the contrary, if Sublicensee is unable to satisfy fully the requirements of any Customer for Products because of insufficient plant capacity within six (6) months after such Customer has given Sublicensee notice of such requirements in writing (the amount of such
unsatisfied   requirements   being   referred   to  as   "Unfulfilled   Customer
Requirements"), Sublicensee agrees that the Unfulfilled Customer Requirements for Products may be satisfied by another EarthShell sublicensee that is designated by EarthShell without violating the exclusive rights granted by EarthShell hereunder; provided that Sublicensee shall in such event retain its exclusivity with respect to all Product requirements that Sublicensee has sufficient capacity to fulfill on a timely basis.

      (g) EarthShell covenants and agrees that, subject to Sublicensee purchasing, installing and making operational 96 Modules prior to the second anniversary of the Effective Date and subject to Sublicensee's compliance with its obligations under Section 2(e), EarthShell shall not hereafter grant any sublicense to the Technology to make or sell Products to Customers in the Market Segments in the Territory to any other Person.

      3. Plant Facility

      (a) Within thirty (30) days after the Effective Date, Sublicensee will identify a plant facility in a mutually acceptable location in the Territory that will be acquired or leased by Sublicensee (the "Plant Facility"). The Plant Facility shall have, by no later than twelve (12) months after the Effective Date, a minimum production capacity of 400,000,000 units per year. The size, physical location and specifications of the Plant Facility will be subject to EarthShell's reasonable approval. The cost of acquiring the Plant Facility and the cost of any required infrastructure improvements thereto shall be borne solely by Sublicensee. Without limiting the generality of the foregoing, Sublicensee shall make the capital investments in Equipment during the five year period commencing on the Effective Date that are described in Exhibit G. Sublicensee, at its sole cost and expense, shall make all repairs and replacements necessary to maintain and operate the Plant Facility in material compliance with all applicable legal and administrative code standards of the Territory, and satisfy all applicable customary and reasonable industry practices with respect thereto in the Territory throughout the term of this Agreement.

      (b) Sublicensee will permit EarthShell personnel or consultants access to the Plant Facility as is reasonably necessary in order for them to fulfill EarthShell's obligations or protect its rights under this Agreement. Prospective or existing licensee/joint venture partners of EarthShell will be permitted to have reasonable access to the Plant Facility, upon reasonable advance notice by EarthShell and during normal business hours, for the purpose of observing the Plant Facility in operation. Notwithstanding the foregoing, Sublicensee will have no obligation to provide access to the Plant Facility to any prospective or existing licensee/joint venture partner of EarthShell that has not agreed to permit access to any plant facility owned or leased by it or a joint venture entity that is being or in the future will be used to manufacture EarthShell products.

      (c) Sublicensee will procure and install Equipment at the Plant Facility as required to meet its production and revenue obligations under this Agreement. The cost of acquiring and installing such Equipment, including the direct engineering, design, debugging and start-up fees and expenses shall be borne solely by Sublicensee. Sublicensee shall upgrade each material component of such Equipment on a regular basis and shall make all repairs and replacements necessary to maintain and the Equipment in material compliance with all applicable legal and administrative code standards of the Territory, and satisfy all applicable customary and reasonable industry practices with respect thereto in the Territory throughout the term of this Agreement.


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      (d) Without limiting the foregoing,  Sublicensee shall pay all other costs and expenses of whatever nature in connection with the start-up and operation of the Plant Facility and the manufacture, use, sale, offering for sale and importation into and commercialization of the Products in the Territory.

      (e) The Parties will cooperate to ensure that sufficient equipment manufacturing capacity is available to meet the demands of the Sublicensee. Such cooperation shall include identifying additional qualified equipment manufacturers.

4.    Royalty.

      (a) In consideration for the grant of the Sublicense, Sublicensee shall pay to EarthShell a royalty (the "Royalty") of 20% of Net Sales but not to exceed 50% of the Gross Profits of Sublicensee during the relevant period, when and as provided in Section 4(b). In addition to the foregoing, Sublicensee shall pay a technology fee of $500,000 on the Effective Date and additional $500,000 technology fee payments on each of the following dates: (i) the later of (A) three (3) months after the Effective Date or (B) the date on which the initial Module ordered by Sublicensee is fully installed and operational (the "Second Installment Date"); (ii) the date that is three (3) months after the Second Installment Date; and (iii) the date that is six (6) months after the Second Installment Date (the Final Installment Date). The Technology Fee payments shall be creditable against, the Royalties that shall begin accruing on the first anniversary of the Effective Date; provided that the amount of the Technology Fee payments that can be credited against the Royalties payable by Sublicensee after the first anniversary of the Effective Date in no event shall exceed fifty percent (50%) of the amount of Royalty payments otherwise payable by Sublicensee in respect of the calendar quarter in question prior to crediting the Technology Fee payments against such Royalties.

      (b) No Royalties will be payable with respect to Products shipped and invoiced prior to the first anniversary of the Effective Date (subject to Sublicensee paying the Technology Fee payments to be paid during such twelve month period as specified in Section 4(a)). Within fourteen (14) days of the last day of each calendar quarter beginning with the calendar quarter during which the Final Installment Date occurs, Sublicensee shall pay to EarthShell the Royalty payable in respect of all Products shipped and invoiced by Sublicensee during the preceding calendar quarter (or partial calendar quarter, in the case of the first Royalty period). Each Royalty payment shall be accompanied by a written report (the "Royalty Report") prepared by Sublicensee and certified as accurate by the Chief Financial Officer or Treasurer of Sublicensee. Each Royalty Report shall set forth, for the calendar period covered by the Royalty Report, (i) the number of each of the Products shipped by Sublicensee, (ii) the gross invoice price for each of such Products, (iii) any reductions to the gross invoice price for purposes of calculating Net Sales and (iv) the Gross Profits recognized during such calendar period. For Royalty Reports covering any of the part of the five-year period commencing on the Effective Date, the Royalty Report shall also set forth the amount of the capital investment in Equipment made by Sublicensee during the relevant calendar period.


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      (c) All payments due under this Agreement  shall be paid by Sublicensee in
United States dollars.


      (d) If Sublicensee fails to make a timely payment due under this Section 4, interest at an annual compounded rate equal to twelve percent (12%) shall accrue on the amount of payment for each day such payment is overdue; provided, however, that such interest rate shall in no event exceed the maximum rate permitted by applicable law.

      (e) Any failure to make timely payment of any Royalty or Technology Fee shall constitute a material breach for purposes of Section 13(b) hereof.

      (f) EarthShell acknowledges that the Royalties payable by Sublicensee to EarthShell under this Agreement may be subject to withholding taxes that may be assessed under applicable law by any jurisdiction in the Territory and, if Sublicensee is required to so withhold any tax on Royalties, then the amount of Royalties actually remitted to EarthShell will be net of such withholding. Sublicensee will promptly furnish EarthShell with the official receipt of payment of these taxes to the appropriate taxing authority. Following the Effective Date and at EarthShell's option, the Parties agree to cooperate to restructure the Royalty payments payable hereunder in a manner that will optimize the tax treatment of such payments, including by possibly converting the Royalty obligation into a profits participation by EarthShell in Sublicensee (it being agreed that any such restructuring would not be intended to adversely affect the net economic benefits intended to be conferred on Sublicensee hereby).

5.    Right to Audit.

      (a) Sublicensee shall keep and maintain complete and accurate records concerning the sale of the Products and the calculation of Net Sales and Gross Profits at its principal executive offices or at such other locations as the Parties shall agree. EarthShell or its designated representative (the "Representative") shall have the right at EarthShell's cost and expense to review the financial and other records of Sublicensee on a quarterly basis during the term of this Agreement during normal business hours and upon reasonable prior notice to Sublicensee.

      (b) If  Sublicensee  is  ultimately  determined  to have  failed to pay to
EarthShell  the  full  amount  of a  Royalty  payment  actually  due  hereunder,
Sublicensee shall promptly pay the full amount of such discrepancy to EarthShell, with interest thereon, at an annual rate equal to twelve percent (12%), compounded annually; provided, however, that such interest rate shall in no event exceed the maximum rate permitted by applicable law. Furthermore, should the results of an audit reveal an underpayment of a Royalty payment due hereunder in excess of five percent (5%), than all costs and expenses related to such audit shall be reimbursed to EarthShell by Sublicensee within thirty (30) days of the completion of such credit.

      (c) If Sublicensee is ultimately determined to have overpaid EarthShell a Royalty payment actually due hereunder, EarthShell shall promptly pay the full amount of the overpayment to Sublicensee, with interest thereon, at an annual rate equal to twelve percent (12%), compounded annually; provided, however, that such interest rate shall in no event exceed the maximum rate permitted by applicable law.


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6.    Improvements to Technology.

      (a) As between EarthShell and Sublicensee, EarthShell will own all Improvements, whether made by or for EarthShell or by or for Sublicensee (in each case, whether individually or jointly with others), in connection with this Agreement and that relate to materials composition and commercial products (the "EarthShell Improvements"). Subject to EarthShell's right to do so, all EarthShell Improvements shall be included in the Technology licensed hereunder to Sublicensee without additional royalty or other obligation being imposed on Sublicensee.

      (b) As between EarthShell and Sublicensee, Sublicensee will own all Improvements whether made by or for EarthShell or by or for Sublicensee (in each case, whether individually or jointly with others), in connection with this
Agreement and that relate to manufacturing processes (the "Sublicensee Improvements"). All Sublicensee Improvements will be licensed to EarthShell on a non-exclusive, worldwide and royalty-free basis, with the right to grant sublicenses. EarthShell acknowledges that Sublicensee shall have the right to license Sublicensee Improvements to third parties on such terms and conditions as it shall determine which shall not conflict with this Agreement.

      (c)  Any  material  Improvements  developed  by or  for  any  third  party
(including an EarthShell sublicensee other than Sublicensee) and licensed to EarthShell shall, if requested by Sublicensee and subject to EarthShell's right to do so, be sublicensed to Sublicensee hereunder, subject to the applicable terms and conditions of such sublicense.

      (d) Each Party that develops or acquires a material Improvement during the term hereof will disclose such Improvement in writing to the other Party promptly after the development or acquisition of such Improvement by such Party.

      (e) Any Improvement made by or for EarthShell or by or for Sublicensee (in each case, whether individually or jointly with others) that does not constitute a Sublicensee Improvement shall be deemed to be an EarthShell Improvement.

      (f) The Parties contemplate a cooperative development of an RFID package system that would allow the complete tracking and data history of a product through the supply chain using the package as the information carrier. Such development will be jointly owned as an improvement to the basic EarthShell technology and any profits or royalties beyond the basic package will be shared equally.

7.    Patent Matters.

      (a) EarthShell shall have the right, in its sole discretion, to (i) affirmatively seek patent protection for any EarthShell Improvement at its sole cost and expense or (ii) maintain any EarthShell Improvement as a trade secret; provided that such EarthShell Improvement shall be maintained as a trade secret during the pendency of any patent application.


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

      (b) Sublicensee shall have the right, in its sole discretion, to (i) affirmatively seek patent protection for any Sublicensee Improvement at its sole cost and expense or (ii) maintain any Sublicensee Improvement as a trade secret; provided that such Sublicensee Improvement shall be maintained as a trade secret during the pendency of any patent application.

      (c) Each Party shall provide the other Party, at the other Party's expense, with such assistance as may be reasonably requested, from time to time, in connection with efforts to seek patent protection for any Improvement in accordance with Section 7(a) or (b), including the execution of any documents necessary to obtain and maintain such patent protection.

8.    Infringement Matters.

      (a) Each of EarthShell and Sublicensee will promptly, and in any event within thirty (30) days of discovery, notify the other in writing of any apparent infringement of the Technology in the Territory which comes to its attention while this Agreement remains in effect. EarthShell shall have the sole right, at its sole cost and expense and in its absolute discretion, to bring any suit to enjoin such infringement and to recover damages therefor for its sole account.

      (b) In any action brought by EarthShell pursuant to Section 8(a) hereof, Sublicensee shall (i) cooperate fully with EarthShell and provide whatever assistance is reasonably requested by EarthShell in connection with such suit, including the preparation and signing of documents at EarthShell's expense.

      (c) Sublicensee shall promptly notify EarthShell in writing of (i) any claim or threatened claim by any Person that the use of the Technology by Sublicensee in connection with the manufacture, use or sale of any Product by Sublicensee within the scope of the license granted to Sublicensee hereunder infringes or violates the patent, trade secret or other intellectual property rights of such Person and (ii) the commencement of any lawsuit against Sublicensee, or any of its respective customers, asserting any such claim (an "EarthShell Infringement Action"). EarthShell shall assume and control the defense of any EarthShell Infringement Action, at its sole cost and expense, irrespective of whether EarthShell is named as a defendant therein. Sublicensee will assist EarthShell in the defense of any EarthShell Infringement Action by providing such information, fact witnesses and other cooperation as EarthShell may request from time to time; provided that EarthShell shall reimburse Sublicensee for any out-of-pocket expenses incurred by Sublicensee in connection therewith. Sublicensee shall have the right to be represented in connection with an EarthShell Infringement Action by its own legal counsel, at its own expense, provided that such legal counsel will act only in an advisory capacity. If EarthShell does not assume the defense of any EarthShell Infringement Action, Sublicensee shall have the right, but not the obligation, to assume the defense of such lawsuit, utilizing legal counsel of its choice. EarthShell shall bear the reasonable costs and expenses of such legal counsel. If Sublicensee so assumes the defense of an EarthShell Infringement Action, Sublicensee shall have no right to settle such EarthShell Infringement Action unless Sublicensee shall have received the prior written consent of EarthShell which shall not be unreasonably withheld or delayed.

      (d) If the court, in any EarthShell Infringement Action, enters a final and non-appealable order finding that the Technology infringes or violates, in whole or in part, the intellectual property rights of another Person in any of the Territory and requiring Sublicensee (i) to obtain a license under any third partyos patent not licensed hereunder in order to continue make and sell in the Territory any Products incorporating Technology as contemplated by this Agreement, and to pay a royalty or fee under such license, and the infringement of such patent cannot reasonably be avoided by Sublicensee, or (ii) to pay any damages on account of such infringement or violation, EarthShell shall pay the amount of any such fee or royalty payable and any such damages to the extent that the infringement or violation found by such court resulted from Sublicenseeos use of Technology in the Territory within the scope of the Sublicense granted hereunder; provided that, in no event shall EarthShellos liability under this Section 8(d) exceed the specified amount in Section 12(b) hereof.

9.    Duties and Obligations of EarthShell.

      In addition to, and not in limitation of, the other duties and obligations of EarthShell, as set forth in this Agreement, EarthShell shall have the following obligations hereunder:

      (a) Within 60 days after the Effective Date, EarthShell shall provide to Sublicensee copies of written materials in which all Trade Secrets necessary for Sublicensee effectively to exercise the rights granted to it under the Sublicense are disclosed, including without limitation the following:

            (i) technical and engineering specifications and typical engineering
layouts  for  the  manufacturing   process  for  the  Products;   (ii)  detailed
engineering specifications for molds and tooling for the Products;

            (iii) detailed specifications for raw materials required for the manufacture of the Products and lists of approved vendors thereof; (iv) detailed mix designs and process parameters for manufacturing the Products; and

            (v) specifications of process equipment for the Products with a list of approved vendors thereof.

      (b) Subject to the availability of EarthShell staff, EarthShell shall, at Sublicensee's reasonable request and at EarthShell's then standard hourly rates, provide to Sublicensee technical support including assisting Sublicensee in installing the lines of equipment necessary to make the Products at any Plant Facility, providing direct engineering, design, and debugging services to Sublicensee in connection with the start-up and operation of any Plant Facility and modifying the Products to meet the performance requirements of customers.

10.   Other Duties and Obligations of Sublicensee.

      In addition to, and not in limitation of, the other duties and obligations of Sublicensee, as set forth in this Agreement, Sublicensee shall have the following obligations hereunder:

      (a) Sublicensee shall prominently display and utilize such Trademarks (whether owned by or licensed to EarthShell) as may be designated by EarthShell from time to time in connection with the advertisement, marketing, distribution and sale of the Products. The right to use such Trademarks is included within the Sublicense herein granted. Except as otherwise agreed by EarthShell, Sublicensee shall use its reasonable efforts to cause each Product manufactured by Sublicensee to bear at least one of the Trademarks designated by EarthShell. The specific placement, size, and detail of any Trademark on each Product must be approved by EarthShell (which approval shall not be unreasonably withheld or delayed) Sublicensee shall not in any manner represent that it has any ownership interest any Trademarks licensed hereunder. Sublicensee acknowledges that use of the Trademarks shall not create in its own favor any right, title, or interest in or to the Trademarks, and that all uses thereof by Sublicensee shall inure to the benefit of EarthShell. Sublicensee shall cooperate with EarthShell in the execution of any appropriate and necessary documents in connection with the registration of any Trademarks.

      (b) Upon termination of this Agreement, Sublicensee shall cease and desist from use of the Trademarks in any way, including any word or phrase that is similar to or likely to be confused with any of the Trademarks. However, in the event of termination of this Agreement, Sublicensee shall have the right to sell existing stock and inventory of manufactured Products for a period of sixty (60) days and thereafter shall deliver to EarthShell or its duly authorized representative all materials upon which the Trademarks appear.

      (c) Sublicensee acknowledges that the Technology in existence on the date hereof is novel and unique in the foodservice disposable products industry. Sublicensee shall not challenge or question the validity or ownership of the Trademarks or, subject to the provisions of applicable law, any Licensed Patents. Sublicensee shall continue to make all required payments under this Agreement to EarthShell during any challenge of the validity of any of the Licensed Patents (or claims thereof) included in the Technology. In the event Sublicensee fails to continue to make such payments based upon or in connection with such a challenge, EarthShell may at its option terminate this Agreement upon written notice to Sublicensee.

      (d) Sublicensee represents, warrants and covenants to EarthShell that (i) the Products manufactured by Sublicensee shall conform with all of the specifications provided by EarthShell pursuant to Section 9(a) and that (ii) Sublicensee shall maintain quality standards for the Products in conformity with EarthShell's standard quality control manual or procedures, which EarthShell agrees shall be commercially reasonable.

      (e) Sublicensee shall obtain or provide, and maintain at all times, product liability insurance as is reasonable and customary for the industry with such insurer as shall be reasonably satisfactory to EarthShell; provided, however, any insurer rated by AM Best (or a comparable agency) at a rating of A-10 or better (or a comparable rating) shall at all times be deemed a reasonably satisfactory insurer. Each such insurance policy will require that the insurer give EarthShell at least thirty (30) days prior written notice of any alteration in or cancellation of the terms of such policy. Sublicensee shall furnish to EarthShell a certificate or other evidence reasonably satisfactory to EarthShell that such insurance coverage is in effect and that EarthShell is an additional insured with respect to such policy.

      (f) Sublicensee shall mark all of the Products and related documents with all applicable patent numbers, in accordance with EarthShell's instructions and as required by the patent laws in effect in the Territory or as reasonably instructed by EarthShell.

      (g) Sublicensee or its agents shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction of Sublicensee or its agents in connection with the manufacture, use, sale or commercialization of the Technology or the Products in the Territory, excluding any tax or duty based on the income of EarthShell.

      (h) Sublicensee shall regularly and routinely inform EarthShell of all of its requirements for raw materials for Products (the "Raw Materials") prior to purchasing any Raw Materials from any other Person. Sublicensee may request EarthShell to submit a bid or proposal offer for the supply of particular Raw Materials. If EarthShell desires to supply particular Raw Materials to Sublicensee, EarthShell may submit a bid or proposal for the supply of such Raw Materials ("Offered Raw Materials") and, if such a bid or proposal is made by EarthShell, EarthShell and Sublicensee shall negotiate in good faith to enter into a supply agreement or purchase order with regard to such Offered Raw Materials; provided nothing herein shall preclude Sublicensee from accepting a written offer from a third-party for such Offered Raw Materials at a price and on terms and conditions materially more favorable to Sublicensee than those offered or proposed by EarthShell.

11.   Representations and Warranties of EarthShell.

      (a) EarthShell hereby represents and warrants to Sublicensee that EarthShell has a valid and enforceable license to use the Technology within the scope of the rights granted under the Sublicense and has the right to sublicense the Technology to Sublicensee within the scope of the rights granted under the Sublicense as set forth in this Agreement.

      (b) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 11(a) OF THIS AGREEMENT, EARTHSHELL DOES NOT MAKE OR GIVE, AND HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN REGARD TO
(i) ANY PRODUCTS WHICH MAY BE MANUFACTURED, USED OR SOLD BY SUBLICENSEE AND WHICH ARE BASED UPON OR UTILIZE ANY OF THE TECHNOLOGY; AND (ii) IN REGARD TO ANY SERVICES PROVIDED TO SUBLICENSEE BY EARTHSHELL HEREUNDER.

      (c) Nothing in this Agreement shall be construed as:

            i. a warranty or representation by EarthShell as to the validity or scope of any Licensed Patents;

            ii. a requirement that EarthShell file any patent application, secure any patent or maintain any patent in force;

            iii. conferring a right to use in advertising, publicity or otherwise any Trademark of EarthShell except as and to the extent specifically provided herein,; or

            iv. granting by implication, estoppel, or otherwise any license or rights under patent or other intellectual property rights of EarthShell other than the Licensed Patents and Trade Secrets included in the Technology, to the extent sublicensed as provided in Section 2.

12.   No Consequential Damages; Limitation of Liability.

      (a) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER, OR IN CONNECTION WITH, THIS AGREEMENT FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL LOSSES, EXPENSES OR DAMAGE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR PROFITS, INCREASED COSTS OF PRODUCTION, DAMAGES OR LOSSES AS A RESULT OF SUCH OTHER PARTYoS INABILITY TO OPERATE, INABILITY TO FULFILL CONTRACTS WITH THIRD PARTIES, OR SIMILAR MATTERS OR EVENTS ARISING FROM THE USE OR INABILITY TO SELL THE PRODUCTS OR ANY FAILURE TO FULFILL A PURCHASE ORDER IN A TIMELY FASHION, NOR SHALL EITHER PARTY BE LIABLE FOR ANY LOSS, EXPENSE OR DAMAGE SUFFERED OR INCURRED BY THE OTHER PARTY AS A RESULT OF CLAIMS, DEMANDS, SUITS OR OTHER PROCEEDINGS BY ANY OTHER PARTY OR PERSONS, WHETHER PRIVATE, PUBLIC OR GOVERNMENTAL IN NATURE. The limitations, exclusions and disclaimers in this Agreement shall apply irrespective of the nature of the cause of the action or demand, including but not limited to breach of contract, negligence, tort or any other legal theory and shall survive any breach or breaches and/or failure of the essential purpose of this Agreement, or any remedy contained in this Agreement.

      (b) IN NO EVENT  SHALL  EARTHSHELL'S  CUMULATIVE  LIABILITY  IN RESPECT OF
CLAIMS ARISING UNDER THIS AGREEMENT OR OTHERWISE RELATING TO THE USE, MANUFACTURE OR SALE OF PRODUCTS (WHETHER IN CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY) EXCEED THE AGGREGATE AMOUNT OF ROYALTIES THERETOFORE PAID TO EARTHSHELL HEREUNDER.

13.   Term and Termination.

      (a) The term of this Agreement shall commence on the Effective Date and, subject to earlier termination as provided herein, shall continue for a period of ten (10) years; provided that, upon the mutual written agreement of the Parties, the term of this Agreement may extend for a renewal term of an additional period of ten (10) years.

      (b) Either Party may terminate this Agreement for a material breach by the other Party of the terms and conditions of this Agreement upon written notice to the breaching party, which is given no less than thirty (30) days prior to an effective date of termination, and which specifies in reasonable detail the nature of such breach. If the breaching Party cures such breach prior to the effective date of termination, this Agreement shall not terminate and will continue in full force and effect.

      (c) Either Party may, by giving the other Party written notice of termination, immediately terminate this Agreement if upon the occurrence of a Bankruptcy with respect to the other Party is adjudicated bankrupt, files a voluntary petition of bankruptcy, makes a general assignment for the benefit of creditors, is unable to meet its obligations in the normal course of business as they fall due or if a receiver is appointed on account of the other Party's insolvency.

      (d) EarthShell shall have the right to terminate this Agreement when and as provided in Section 2(e) hereof.

      (e) From and after the effective date of the expiration of the term of this Agreement or the termination of this Agreement pursuant to this Section 13 hereof, Sublicensee shall have no right, whatsoever, to utilize the Technology or Trademarks, and Sublicensee shall promptly return to EarthShell all written materials or other tangible media containing any Trade Secrets which are then in the possession of Sublicensee. Sections 4, 5, 6, 8, 10(g), 12, 13(e), 14, 15, 16, 17, 18, 19, and 21 shall survive termination of this Agreement. The obligation of Sublicensee to pay to EarthShell the Royalty for all Products actually sold by Sublicensee prior to the effective date of the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

      (f) EarthShell shall have the right to terminate this Agreement upon written notice to Sublicensee if (i) Sublicensee does not place a binding purchase order with an authorized equipment vendor of EarthShell for the purchase of eight (8) Modules to be delivered as soon as practicable that is unconditionally accepted by such vendor no later than five (5) calendar days after the Effective Date or (ii) the initial Module ordered by Sublicensee is not fully installed and operational within six months after the Effective Date.

14.   Relationship of the Parties.

      This Agreement shall not create any partnership, joint venture or similar relationship between Sublicensee and EarthShell, and no representation to the contrary shall be made by either party. Neither Sublicensee nor EarthShell shall have any authority to act for or on behalf of or to bind the other in any fashion, and no representation to the contrary shall be made by either such party.

15.   Notices.

      (a) Any notice which is required or permitted to be given to a Party pursuant to this Agreement shall be deemed to have been given only if such notice is reduced to writing and (a) delivered personally, or (b) sent by a reputable overnight courier service to the Person in question to the address given below:

If to EarthShell:                              EarthShell Corporation
                                               6740 Cortona Drive
                                               Santa Barbara, CA 93117-3022
                                               United States
                                               Attn:  Chief Executive Officer
                                               Telephone:  805- 571-8370
                                               Fax:  805- 571-8292

If to Sublicensee:

                                                Attn.:
                                                      --------------------------
                                                Telephone:
                                                Fax:

or to such other address as either Party shall have specified by notice in writing to the other Party at a later point of time.

      (b) If delivered personally, a notice shall be deemed delivered when actually received at the address specified above. Any notice given by a reputable overnight courier shall be deemed delivered on the next business day following the date it is placed in the possession of such courier.

16.        Confidentiality.

      Either a separate Confidentiality Agreement will be signed, or the following section will apply: Any information relating to this Agreement, the Technology or the business of Sublicensee or EarthShell is hereinafter referred to as "Confidential Information". All Confidential Information in tangible form (plans, writings, drawings, computer software and programs, etc.) or provided to or conveyed orally or visually, shall be presumed to be proprietary to the disclosing Party at the time of delivery to the other party; provided that all such information or material relating to the Technology shall be deemed to be Confidential Information of EarthShell. All Confidential Information of the disclosing Party hall be protected by the receiving party from disclosure with the same degree of care with which the receiving party protects its own Confidential Information of the disclosing Party from disclosure but in no event with less than a reasonable degree of care. The receiving party agrees (i) not to disclose such Confidential Information to any Person except to those of its employees or representatives who need to know such Confidential Information in connection with the conduct of its business and who have agreed in writing to maintain the confidentiality of such Confidential Information, and (ii) that neither it nor any of its employees or representatives will use such Confidential Information for any purpose other than in connection with the conduct of its business pursuant to this Agreement; provided that such restrictions shall not apply if such Confidential Information (A) is or hereafter becomes public other than by a breach of this Agreement, (B) was already in the receiving party's possession and not subject to an obligation of confidentiality prior to any disclosure of the Confidential Information to the receiving party, (C) has been or is hereafter obtained by the receiving party from a third party which, to the knowledge of the receiving party, was not bound by any confidentiality obligation with respect to the Confidential Information,
(D) is required to be disclosed pursuant to judicial order, but only to the extent of such order and after reasonable notice to the disclosing party so as to allow the disclosing party to intervene to seek confidential treatment or (E) is required to be disclosed by any government authority which regulates the business of the receiving party, but only to the extent of such required disclosure and after reasonable notice to the disclosing party so as to allow the disclosing party to intervene to seek confidential treatment. Without limiting the generality of the foregoing, Sublicensee shall ensure that no third party is given access to the Plant Facility unless such third party has entered into a non-disclosure agreement with each of Sublicensee and EarthShell (it being understood that such non-disclosure agreements will not be required from couriers, suppliers, or other third parties that have limited access only to loading docks, mail rooms, office reception areas and other areas in which Products are not being manufactured and in which no Confidential Information is visible or accessible).

17.   Savings Clause.

      Should any part or provision of this Agreement be rendered or declared invalid by reason of any law or by decree of a court or competent jurisdiction, the invalidation of such part or provision of this Agreement shall not invalidate the remaining parts or provisions hereof, and the remaining parts and provisions of this Agreement shall remain in full force and effect.

18.   Waiver.

      Neither the failure or delay on the part of either Party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude any other or further exercise thereof or of any other right or privilege.

19.   Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of Delaware, without giving effect to the choice of law rules thereof.

20.   Amendment.

      This Agreement may be amended only by the consent of each of the Parties expressed in writing, signed by their duly authorized representatives.

21.   Dispute Resolution.

      (a) All claims, disputes, controversies and other matters in question arising out of or relating to this Agreement, or to the alleged breach hereof, which cannot be resolved by the Representatives shall be settled by negotiation between the executives of Sublicensee and EarthShell. If such executive negotiation is unsuccessful within ten business days, Sublicensee and EarthShell shall submit the dispute to non-binding mediation with an independent party mutually acceptable to Sublicensee and EarthShell (with the cost of the mediation to be borne equally by Sublicensee and EarthShell). If Sublicensee and EarthShell cannot mutually agree to a resolution within ten business days, either Party may refer the dispute to binding arbitration in accordance with procedures set forth in this Sectiono21. Each of Sublicensee and EarthShell
(i)owaives the right to bring an action in any court of competent jurisdiction with respect to any such claims, controversies and disputes (other than any such action to enforce the award or other remedy resulting from any arbitration pursuant to this Sectiono21), and (ii)owaives the right to trial by jury in any suit, action or other proceeding brought on, with respect to or in connection with this Agreement.

      (b) Upon filing of a notice of demand for binding arbitration by either Sublicensee or EarthShell, arbitration with the American Arbitration
Association, or comparable association if the American Arbitration Association is no longer in existence, shall be commenced and conducted as follows:

            i. All claims, disputes, controversies and other matters in question shall be referred to and decided and settled by a standing panel of three arbitrators, one selected by each of Sublicensee and EarthShell and the third by the two arbitrators so selected. Selection of arbitrators shall be made within thirty days after the date of the first notice of demand given pursuant to this Sectiono21 and within thirty days after any resignation, disability or other removal of such arbitrator. Following appointment, each arbitrator shall remain a member of the standing panel, subject to refusal for just cause or resignation or disability.

            ii. The cost of each arbitration proceeding, including without limitation the arbitrators' compensation and expenses, meeting room charges, court reporter transcript charges and similar expenses shall be borne by the party whom the arbitrators determine has not prevailed in such proceeding, or borne equally by Sublicensee and EarthShell if the arbitrators determine that neither party has prevailed. The arbitrators shall also award the party that prevails substantially in its pre-hearing position its reasonable attorneys' fees and costs incurred in connection with the arbitration. The arbitrators are specifically instructed to award attorneys' fees for instances of abuse of the discovery process.

            iii. The sites of the arbitration shall be in Santa Barbara, California unless Sublicensee and EarthShell agree otherwise.

      (c) The arbitrators shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner that is fair to Sublicensee and EarthShell in order to expedite the conclusion of each alternative dispute resolution proceeding.

      (d) The arbitration shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the Federal Arbitration Act (9 U.S.C. oo1, et. seq.).

      (e) The arbitrators are empowered to render an award of general compensatory damages and equitable relief (including, without limitation, injunctive relief), but are not empowered to award punitive damages. The award rendered by the arbitrators (i)oshall be final, (ii)oshall not constitute a basis for collateral estoppel as to any issue, and (iii)oshall not be subject to vacation or modification. The arbitrators shall render any award or otherwise conclude the arbitration no later than one hundred and eighty (180) days after the date notice is given pursuant to this Sectiono21.

22.   Counterparts.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.        Assignment.

      The rights and obligations in, to and under this Agreement shall be binding upon and inure to the benefit of the Parties, their legal representatives, successors and assigns. Neither Party may assign this Agreement or any rights hereunder without the prior written consent of the other Party; provided that EarthShell may assign this Agreement in connection with a merger, sale of all or substantially all of its assets or other acquisition transaction and Sublicensee may assign this Agreement to an entity in which Sublicensee holds an equity interest of more than 50% of the total equity interest.

24.   Entire Agreement.

      This Agreement supersedes any prior understandings or agreements, whether written or oral, and any contemporaneous oral agreements, between the Parties hereto in regard to the subject matter hereof contains the entire agreement between the Parties in regard to the subject matter hereof.

      IN WITNESS WHEREOF, the Parties have caused this Technology Sublicense Agreement to be executed and delivered by their duly authorized representatives upon the date first herein written.

                                        EARTHSHELL CORPORATION


                                        By:    /s/ Simon K. Hodson
                                           -------------------------------------
                                           Name:   Simon K. Hodson
                                           Title:  CEO


                                        By:    /s/ Greg Hoffman
                                           -------------------------------------
                                            Name:  Greg Hoffman
                                            Title: CEO

                                   EXHIBIT A

                                Licensed Patents

Patent or Application No.      Brief Title
-------------------------      -----------

                                   EXHIBIT B

                     Definition of Food Service Disposable
             [Excerpts from Amended and Restated License Agreement,
            dated February 28, 1995, between EKI and EC, as amended]


The term "Food Service Disposables" shall mean any disposable, single use product, container, apparatus, device or equipment for packaging, storing, portioning, serving or dispensing food or beverages intended for consumption within a short period of time (less than twenty four hours), which incorporate in whole or in part any portion of the Technology and, to the extent not otherwise excepted or excluded, are encompassed in those items included within the scope of the Disposal Product Categories set forth in the Clinton Associates 1994 DISTRAK Five study of Disposables Utilization in Food Services Segments (hereinafter referred to as the "DISTRAK V Study"), including all products specifically set forth therein. Any product that has substantially the same shape, composition, mixture and functional properties as a product within the scope of the definition of Food Service Disposables shall be considered within the scope of such definition no matter the manner in which that product is used, unless expressly excepted below. Notwithstanding any other provision of this Agreement, the parties agree that the following items shall not be within the scope of the definition of "Food Service Disposables" or otherwise licensed under this Agreement: (i) sealed containers for the long-term storage of liquids whether for single or multiple portions (e.g., soft drink cans, milk cartons, sealed juice or drink containers), except that single service (e.g., 16 ounces or less) milk-containing cartons shall be within the scope of Food Service Disposables; (ii) boxes or containers for the long-term storage of single or multiple servings of foods or which are designed to extend the shelf life of foods beyond same-day consumption (e.g., dry cereals boxes, egg cartons, prepackaged frozen food containers and packaging, dairy product containers, produce containers, condiment packaging, and meat and deli trays); (iii) aseptic or sealed packaging; (iv) all secondary packaging (e.g., corrugated containers and paper bags); and (v) wrapping products for consumer use. By way of illustration, Exhibit H hereto provides a noncomprehensive, noninclusive list of items within the definition of "Food Service Disposables" hereunder and also a noncomprehensive, noninclusive list of items that fall outside the definition of "Food Service Disposables" hereunder. Exhibit H hereto shall control in the event of any conflict between it and the DISTRAK V Study. In the event of any disagreement between the parties whether a particular item not listed in Exhibit H hereto is within or without the definition of Food Service Disposables, the parties may submit the matter to arbitration pursuant to the provisions of paragraph 29. The parties hereby agree that, if available, Clinton Associates shall act as arbiter in any arbitration proceeding involving a dispute as to the definition of Food Service Disposable.

                                   Exhibit C

                              U.S. Market Segments

The following market segments for the U.S. Disposable Food Service Packaging Market are granted to Meridian Business Solutions.

U.S. Market Segments Granted

I.   Institutional - Captive
           Education: Colleges and Universities, and Schools K-12
           Hospitals, Nursing and Assisted Living
II.  Government
           Federal
           State
           Local
III. Midscale Restaurants

IV. Convenience Stores

It understood that Sublicensee may utilize distributors in connection with servicing customers within the market segments identified above in this exhibit.

EarthShell Corporation reserves the right to change, remove or modify licensed market segments based on performance.

                                   Exhibit D

                                    Products

Plates
9-inch uncompartmented
9-inch compartmented
10.25-inch uncompartmented
10.25-inch compartmented
6-inch bread
7-inch dessert
7-inch x 9-inch oval
11-inch oval
Bowls
3.5 oz.
5 oz.
12 oz.
20 oz.
30 oz.
Cafeteria trays
Casserole / potato dish
6 oz.
7 oz.
8 oz.

                                   Exhibit E

                                   Territory


                               The United States.

                                   Exhibit F

                       Minimum Annual Sales Requirements

   Sublicensee shall achieve the respective minimum annual Net Sales amounts:

      Year 1 (annual  period  ending on first  anniversary  of Effective  Date):
$0.00.

      Year 2 (annual period ending on second anniversary of Effective Date): $20 million

      Year 3 (annual period ending on third anniversary of Effective Date): $50 million

      Year 4 (annual period ending on fourth anniversary of Effective Date): $70 million.

      Year 5 (annual period ending on fifth anniversary of Effective Date) and each annual period ending on each subsequent anniversary of Effective Date):
$100 million

                                    Exhibit G

                     Minimum Equipment Capital Investments

Sublicensee shall make the following capital investments in Equipment during the five year period commencing on the Effective Date.

Year 1 (annual period ending on first anniversary of Effective Date): 32 DTE Cobra Modules or equivalent.

Year 2 (annual period ending on second anniversary of Effective Date): 64 DTE Cobra Modules or equivalent.

Year 3 (annual period ending on third anniversary of Effective Date): 32 DTE Cobra Modules or equivalent.

Year 4 (annual period ending on fourth anniversary of Effective Date): 32 DTE Cobra Modules or equivalent.

Year 5 (annual period ending on fifth anniversary of Effective Date): 32 DTE Cobra Modules or equivalent.

                                   EXHIBIT H

      Illustrative List of Disposable, Single Use Food Service Disposables


Examples of Items within the Definition of "Food Service Disposables":

Bags                           o  for carry out of food purchased in
                                  food service disposable packages,
                                  with or without handles

Beverage containers            o  Hot and/or cold beverage
                               o  May or may not be insulating
                               o  With or without handles.  Includes
                                  collectables that are disposable/
                                  reusable
                               o  Malt mixing collars
                               o  Single service milk-containing cartons
                                  (16 oz. or less)

Beverage Container Lids         All types, including
                                o  no spill
                                o  domed
                                o  sippers

Bowls                           All shapes, sizes

Cutlery (including              o  knife, fork, spoon
Sticks/Skewers)                 o  large serving utensils
                                o  chopsticks
                                o  hors d'ouvers picks
                                o  popsicle sticks
                                o  corndog sticks
                                o  shish-kabob skewers
                                o  tooth picks
                                o  steak markers

Food Containers                 tubs used for:
                                o  popcorn
                                o  deli salads
                                o  takeout anything
                                o  ice cream
                                o  chicken buckets

                                Portion cups (soufflo cups)
                                o  sauces
                                o  condiments
                                o  butter
                                o  candies
                                o  side orders
                                o  pills, medications

                                Trays used for:
                                o  french fries
                                o  nachos
                                o  tacos
                                o  burritos
                                o  snacks
                                o  hot dogs
                                o  meal service
                                o  vending
                                o  single or multi-compartments

                                Boxes as used for:
                                o  fry scoops
                                o  popcorn
                                o  chinese takeout
                                o  kid's fun meal
                                o  candy (vending)
                                o  pie wedges
                                o  bulky meals, pies, single compartment
                                o  multi-compartment meals

                                Boats as used for:
                                o  egg rolls
                                o  ice cream sundaes
                                o  hot dogs, chili dogs
                                o  hoagies, sub sandwiches
                                o  chicken fingers
                                o  baked potatoes

                                Cones
                                o  snow cones
                                o  ice cream cone holders
                                o  foods

Food Container Lids             All kinds

Hinged Lid Containers           Clamshells type boxes for specialty or
                                general food portion or meal carryout
                                such as:
                                o  hamburgers
                                o  chicken nuggets
                                o  salads
                                o  single or multi-portion meals
                                o  with or without multiple compartments

Napkins                         All kinds

Plates/Platters                 o  All shapes, including round
                                o  oval
                                o  rectangular
                                o  deep
                                o  with or without compartments
                                o  individual portion or serving sized
                                o  cake/pie plates

Plates/Platters Lids            All types including domed, insulating, etc.

Placemats/Table Covers          o  placemats
                                o  tray liners
                                o  doilies
                                o  menus
                                o  table covers

Serving Dishes                  o  pitchers
                                o  catering trays
                                o  casserole dishes
                                o  chafing/steam table dishes

Straws/Stirrers                 o  drinking straws
                                o  puncture straws
                                o  stirring straws/sticks

Wraps                           Wraps of all kinds, for all kinds of foods:
                                o  burger/hot dog wraps
                                o  pizza sheets
                                o  doggie bags/wraps
                                o  popcorn/snack bags
                                o  french fry sleeves
                                o  sandwich bags

Outside the Definition of "Food Service Disposables":

Baking                          o  pie/cake tins
                                o  muffin/eclair tins
                                o  muffin/eclair cups
                                o  fluted pan liners
                                o  cake circles/squares
                                o  loaf pans
                                o  bundt pans
                                o  casseroles
                                o  cookie/cake sheets
                                o  cake decorating triangles

Single or Multiple Portion      o  cereal boxes/bowls
Packaged Foods                  o  sealed yogurt/desert cups
                                o  sealed soups, stews, chili, pasta
                                o  condiment packs (salt, pepper, catsup,
                                   salsa, relish, etc.)
                                o  sealed frozen food containers
                                o  egg cartons
                                o  dairy product containers
                                o  produce containers
                                o  meat & deli trays

Wraps                           o  freezer papers
                                o  bakery papers
                                o  candy bar wrappers

Aeseptic or Sealed
Packaging

Secondary Packaging            o  corrugated containers
paper bags

Sealed Containers for          o  soft drink cans
Long Term Storage              o  milkocartons
of Liquids                     o  sealed juice or drink containers